EXHIBIT 10.1

- ALPINE ANNOUNCES PURCHASE OF MINORITY INTEREST IN ESSEX ELECTRIC INC. -

EAST RUTHERFORD, N.J., January 25, 2006 PR Newswire/ -- The Alpine Group, Inc. (“Alpine”) (OTC: APNI.OB) today announced that it had purchased from Superior Essex Inc. (Nasdaq: SPSX) approximately 16% of the common stock of Essex Electric Inc. and a warrant entitling Superior Essex to acquire 3.9% of Essex Electric’s common stock, for a purchase price of $8,500,000. Following the purchase, Alpine owns 100% of Essex Electric.

The Alpine Group, Inc., headquartered in New Jersey, is a holding company, which owns Essex Electric Inc., a manufacturer of copper electrical wire products for use in residential, commercial and industrial buildings.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Alpine’s most recent annual report and other filings with the Securities and Exchange Commission.